Filed pursuant to Rule 424(b)(3)

Registration No. 333-287709

Proxy Statement/Prospectus Supplement No. 1

To Proxy Statement/Prospectus dated July 22, 2025

SUPPLEMENT TO

PROXY STATEMENT FOR SPECIAL MEETING OF

STOCKHOLDERS OF TITAN PHARMACEUTICALS, INC.

AND

PROSPECTUS FOR UP TO 7,210,800 ORDINARY SHARES

OF BLACK TITAN CORPORATION

This supplement updates information in the proxy statement/prospectus, dated July 22, 2025, included in the registration statement on Form F-4, Registration No. 333-287709 (the “Registration Statement”), filed by Black Titan Corporation, f/ka/ BSKE Ltd., a Cayman Islands exempted company limited by shares (“PubCo” or “Black Titan”). Black Titan filed the Registration Statement, and Titan Pharmaceuticals, Inc., a Delaware corporation (“Parent” or “TTNP”) filed a proxy statement, in connection with a special meeting of holders of TTNP Common Stock scheduled to be held August 26, 2025 (the “Special Meeting”). At the Special Meeting, holders of TTNP Common Stock are being asked to vote to approve a Merger and Contribution and Share Exchange Agreement, dated August 19, 2024, by and among Black Titan, TTNP, TTNP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Black Titan, and TalenTec Sdn. Bhd., f/k/a KE Sdn. Bhd., a Malaysia private limited company, the Business Combination contemplated thereby, and related proposals.

The proxy statement/prospectus provides detailed information about the Business Combination and other matters to be considered at the Special Meeting. You are encouraged to carefully read the entire document, including the annexes, as well as this supplement. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 41 of the proxy statement/prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This supplement to the proxy statement/prospectus is dated August 14, 2025.

Amendments to Memorandum and Articles of Association.

On August 11, 2025, Black Titan adopted its second amended and restated memorandum and articles of association (the “Articles”) by special resolution passed by Black Titan shareholders, to increase the share capital of the Company from 49,996,000 Ordinary Shares, $0.001 par value each and 4,000 Preferred Shares, par value $0.001 each, to 1,00,000,000 Ordinary Shares, $0.001 par value each and 50,000,000 Preferred Shares, par value $0.001 each. The Articles were filed with the Registry of Corporate Affairs in the Cayman Islands.

Proposed Financing

On August 8, 2025 Black Titan entered into a Placement Agency Agreement with ARC Group Securities LLC (“ARC”) pursuant to which ARC shall serve as the exclusive placement agent for Black Titan, on a “commercially reasonable efforts” basis, in connection with equity or equity-like offerings or other equity-like financings or equity-like capital-raising transactions. Any proceeds would be used for general corporate purposes.

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